Exhibit 32.1

Statement Pursuant to Section 906 of Sarbanes-Oxley Act of 2002

The undersigned, Robert Holden, CEO, President and Director of American International Holdings Corp., a Texas corporation, hereby makes the following certification as required by Section 906(a) of the Sarbanes-Oxley Act of 2002, with respect to the following of this report filed pursuant to Section 15(d) of the Securities Exchange Act of 1934: Annual Report on Form 10-K for the period ended December 31, 2017.

The undersigned certifies that the above annual report fully complies with the requirements of Section 15(d) of the Securities Exchange Act of 1934, and information contained in the above quarterly report fairly presents, in all respects, the financial condition of American International Holdings Corp. and results of its operations.

Date: June 28, 2018

Robert Holden
Chief Executive Officer, President and Director

/s/ Robert Holden